Exhibit 5.1

December 6, 2016

Kubota Pharmaceutical Holdings Co., Ltd.

20-3, Ebisu 4-Chome

Shibuya-ku, Tokyo 150-6018, Japan

Re:	Form S-8 of Kubota Pharmaceutical Holdings Co., Ltd.

Ladies and Gentlemen:

We have acted as special legal counsel to Kubota Pharmaceutical Holdings Co., Ltd. (formerly known as Acucela Japan KK) (the “Company”), a joint stock corporation incorporated under the Companies Act of Japan. The Company is the successor issuer to Acucela Inc. (“Pre-Merger Acucela US”), a Washington corporation, following a triangular merger (the “Triangular Merger”) which became effective on November 30, 2016. The Triangular Merger was effected pursuant to the terms and conditions of the Agreement and Plan of Merger entered into by the Company, Pre-Merger Acucela US and Acucela North America Inc. (“Post-Merger Acucela US”) on August 9, 2016 (the “Merger Agreement”) and approved by the annual general meeting of shareholders of Pre-Merger Acucela US held on October 18, 2016.

In so acting, we have been asked to render our opinion as to certain legal matters in connection with the filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-8 (File No. 333-•) (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended, the shares of the common stock of the Company (the “Shares”) (i) that may be issued (A) pursuant to the exercise of stock options under the Kubota Pharmaceutical Holdings Co., Ltd. 2016-2026 Stock Option Plan (the “Plan”) and (ii) that have been or may be issued pursuant to the Stock Option Substitution Awards, the Restricted Stock Units Substitution Awards and the Restricted Stock Substitution Awards of the Company. For such purpose, we have examined, inter alia, the following documents:

(a)	an official certificate of all matters recorded in the commercial register of the Company dated November 28, 2016;

(b)	certified copies of the Articles of Incorporation of the Company effective as of the date hereof;

(c)	certified copies of the Share Handling Regulations of the Company effective as of the date hereof;

(d)	a certified copy of the minutes of the meeting of the Board of Directors of the Company held on August 10, 2016;

(e)	certified copies of the minutes of the meetings of the Board of Directors of the Company on November 21, 2016 and December 2, 2016;

(f)	a certified copy of the minutes of the extraordinary general meeting of shareholders of the Company on November 21, 2016;

(g)	a certified copy of the minutes of the annual general meeting of shareholders of Pre-Merger Acucela US on October 18, 2016;

(h)	an executed copy of the Merger Agreement;

(i)	an executed copy of the Articles of Merger filed by Post-Merger Acucela US with the Secretary of State of Washington on November 28, 2016;

(j)	an original of the Officer’s Certificate dated December 6, 2016 executed by Dr. Ryo Kubota, Chairman, President and CEO of the Company and Mr. John Gebhart, Chief Financial Officer of Post-Merger Acucela US.

We have also examined such certificates and other records and documents of the Company, Pre-Merger Acucela US and Post-Merger Acucela US and such other matters, documents and records, and considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth. We have relied, as to factual matters, upon the documents referred to in paragraphs (a) through (j) above.

In rendering the below opinion, we have assumed without independently verifying that (i) all necessary governmental authorization, permits, consents and approvals in connection with the Triangular Merger have been or will be acquired or completed; (ii) Pre-Merger Acucela US and Post-Merger Acucela US have complied or will comply with all document retention, shareholder notice and other procedural requirements imposed by applicable laws in connection with the Triangular Merger and other transactions contemplated by the Merger Agreement; (iii) the stock options under the Plan will be validly issued and exercised and the Stock Option Substitution Awards will be validly exercised, in each case in accordance with applicable laws; (iv) all signatures or seal impressions on any documents we reviewed are true and genuine; (v) all documents submitted to us as originals are authentic and complete; (vi) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (vii) all natural person-signatories who have executed or delivered the Merger Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions; (viii) each party (other than the Company) to each of the Merger Agreement and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (ix) each of the Merger Agreement and all other documents related thereto has been or will be duly authorized by all the parties thereto (other than the Company); (x) each of the Merger Agreement and all other documents related thereto has been or will be duly executed and delivered by all the parties thereto; (xi) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the Merger Agreement and all other documents related thereto; and (xii) the Merger Agreement and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law), or not otherwise contrary to public policy or any mandatory provisions of applicable laws of any jurisdiction other than Japan, as presently or hereafter in force or given effect.

The below opinion is further qualified by the assumptions and subject to the limitations set forth below:

(i)	This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (except as expressly provided herein), or other information contained in the documents referred to in paragraphs (a) through (j) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan;

(iii)	We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan;

(iv)	The opinion expressed below is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(v)	The opinion expressed below is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vi)	In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions; and

(vii)	The opinion is given as of the date hereof, and no obligation is undertaken to advise the Company of any changes in any matters set forth herein after the date hereof.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and based on the assumptions stated above, we are of the opinion that the Shares have been or will be legally issued, fully paid and non-assessable.

This opinion has been rendered to the Company for its benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than the Company without our specific prior approval thereof in writing save that this opinion may be filed as an annex to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

MORI HAMADA & MATSUMOTO

By:	/s/ Hajime Tanahashi
Hajime Tanahashi